Exhibit 99.1

News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES FIRST QUARTER FISCAL 2020 RESULTS

-- Strong Sales Growth Continues to Outperform the RV Industry --

-- Quarterly Revenues Increased 19%, including 12% Organic Growth --

-- Reported Quarterly Diluted EPS of $0.44, Adjusted EPS of $0.73 Up 4.3% Over Prior Year --

-- Strong Operating Cash Flow of $79.0 million, Up 46% Over Prior Year --

-- Expanded Portfolio of Premier Brands With The Acquisition of Newmar --

FOREST CITY, IOWA, December 20, 2019 - Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's first quarter Fiscal 2020.

First Quarter Fiscal 2020 Results
Revenues for the Fiscal 2020 first quarter ended November 30, 2019, were $588.5 million, an increase of 19.2% compared to $493.6 million for the Fiscal 2019 period. Revenues excluding the recently acquired Newmar business were $552.8 million, representing an organic growth rate of 12.0% over the prior year period driven by strong growth in the Towable segment and modest growth in the Motorhome business. Gross profit was $78.6 million, an increase of 10.7% compared to $71.0 million for the Fiscal 2019 period. Gross profit margin decreased 100 basis points in the quarter primarily due to a change in mix as a result of the acquisition of Newmar and the impact of the associated purchase accounting. Operating income was $23.9 million for the quarter, which includes $10.0 million of transaction costs related to the acquisition of Newmar, compared to $32.6 million in the first quarter of last year. Fiscal 2020 first quarter net income was $14.1 million, a decrease of 36.5% compared to $22.2 million in the same period last year. Reported earnings per diluted share were $0.44, a decrease of 37.1% compared to reported earnings per diluted share of $0.70 in the same period last year. Consolidated adjusted earnings per share were $0.73 for the first quarter, an increase of 4.3% over the prior period, excluding approximately $12.1 million, or $0.29 per share after tax, of transaction costs, inventory step-up, and the non-cash portion of the interest expense related to the convertible bond that was issued to finance the Newmar acquisition. Consolidated Adjusted EBITDA was $42.0 million for the quarter, an increase of 9.3% compared to $38.5 million last year.

President and Chief Executive Officer Michael Happe commented, “We delivered strong consolidated results for the first quarter of Fiscal 2020 as we continued to make progress in transforming Winnebago Industries into a premier outdoor lifestyle company. Overall revenue growth remains strong, driven by vibrant Class B sales in our Motorhome segment and another stellar quarter from Grand Design in the Towable segment. These businesses are driving significant market share gains in the RV industry. Our RV retail market share is now 10.8% on a trailing three month basis through October, up 1.7 share points over the prior year period and exceeding our 2020 goal of 10% we established in November, 2017. Our results included approximately three weeks of contribution from the recently acquired Newmar business, the foremost luxury motorhome manufacturer in North America. We are extremely focused on the integration of the Newmar business and ensuring a smooth transition for Newmar's employees, dealers, and end-customers. Our continued growth reflects our competitive position in the RV industry and the resilience of our diversified portfolio, which has positioned us well to deliver solid results despite prevailing industry headwinds. As we look ahead to the balance of Fiscal 2020, we remain focused on authentically differentiating ourselves from the competition around quality, customer service and innovation. I want to thank all of our Winnebago Industries employees for their hard work during the quarter and for their unwavering commitment to our ambitious goal of transforming Winnebago Industries into a stronger enterprise. I also want to welcome the Newmar employees to the Winnebago Industries family and thank them for their hard work now and into the future as the integration process ramps up.”

Towable
Revenues for the Towable segment were $341.3 million for the first quarter, up 16.5% over the prior year, driven by strong unit growth in the Grand Design RV product line. Segment Adjusted EBITDA was $35.8 million, up 16.1% over the prior year. Adjusted EBITDA margin of 10.5% was in line with the prior period. Backlog decreased 22.0%, in units, compared to the prior year period reflecting an increased utilization of incremental capacity and a change in dealer ordering patterns to smaller and more frequent purchases.

Motorhome
In the first quarter, revenues for the Motorhome segment were $225.9 million, up 24.6% from the prior year primarily driven by strength in the Class B line-up and the addition of Newmar revenues during the quarter. Excluding Newmar, segment revenues grew 4.9% over the prior year period. Segment Adjusted EBITDA was $9.3 million, down 22.1%, due to an unfavorable mix and higher SG&A expense partially offset by the three week contribution to Adjusted EBITDA from the Newmar acquisition and pricing in excess of inflation. Adjusted EBITDA margin decreased 250 basis points. Backlog increased 34.2%, in units, compared to the prior year, due to the acquisition of Newmar and new product introductions in the Winnebago motorhome line-up, partially offset by a change in dealer ordering patterns to smaller and more frequent purchases.

Balance Sheet and Cash Flow
As of November 30, 2019, the Company had total outstanding debt of $463.5 million ($560.0 million of debt, net of convertible note discount of $84.0 million, and debt issuance costs of $12.5 million) and working capital of $297.8 million. Cash flow from operations was $79.0 million in the first quarter of Fiscal 2020, reflecting a strong increase of 45.9%, or $24.9 million, from the same period in Fiscal 2019.

Quarterly Cash Dividend
On December 18, 2019, the Company’s board of directors approved a quarterly cash dividend of $0.11 per share payable on January 29, 2020, to common stockholders of record at the close of business on January 15, 2020.

Corporate Responsibility and Governance
As announced earlier this week, Winnebago Industries' initial Corporate Responsibility report was released, which provides an overview of the Company’s process to identify and prioritize the most relevant environmental, social and governance related topics and goals. Additionally, the Company’s board of directors approved the addition of Sara Armbruster as a member of its board of directors.

Mr. Happe continued, “We are eager to build upon the tremendous progress we’ve made towards enhancing our position as a leader in premium outdoor lifestyle solutions. The acquisition of Newmar is pivotal in increasing our competitiveness and we are excited about the accretion Newmar brings to our portfolio - culturally, strategically and financially. We enter Fiscal 2020 with a stronger business that now includes four of the most iconic brands in the outdoor lifestyle arena - Winnebago, Grand Design, Newmar, and Chris-Craft. The benefits of having an expanded and more diversified product portfolio have translated to more consistent earnings results and are driving incremental growth and market share expansion in our business. We continue to monitor the health of the RV and marine channels and the confidence of consumers. By keeping our teams focused on delivering against our golden threads - superior quality, valued innovation, outstanding customer service - we are confident that Winnebago Industries will continue to outperform the marketplace and maximize value for our shareholders and customers in fiscal year 2020.”

Conference Call
Winnebago Industries, Inc. will discuss first quarter Fiscal 2020 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of outdoor lifestyle products under the Winnebago, Newmar, Grand Design, and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products, and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, Minnesota, and Florida. The Company's common stock is listed on the New York Stock Exchange and trades under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to ERP, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	November 30, 2019		November 24, 2018
Net revenues	$588,458	100.0%	$493,648	100.0%
Cost of goods sold	509,845	86.6%	422,652	85.6%
Gross profit	78,613	13.4%	70,996	14.4%
Selling, general, and administrative expenses	51,105	8.7%	35,712	7.2%
Amortization of intangible assets	3,614	0.6%	2,659	0.5%
Total operating expenses	54,719	9.3%	38,371	7.8%
Operating income	23,894	4.1%	32,625	6.6%
Interest expense	6,049	1.0%	4,501	0.9%
Non-operating income	(116)	—%	(763)	(0.2)%
Income before income taxes	17,961	3.1%	28,887	5.9%
Provision for income taxes	3,893	0.7%	6,726	1.4%
Net income	$14,068	2.4%	$22,161	4.5%

Income per common share:
Basic	$0.44		$0.70
Diluted	$0.44		$0.70
Weighted average common shares outstanding:
Basic	32,067		31,567
Diluted	32,267		31,814
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	November 30, 2019	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$101,328	$37,431
Receivables, net	167,290	158,049
Inventories, net	263,333	201,126
Prepaid expenses and other assets	13,301	14,051
Total current assets	545,252	410,657
Property, plant, and equipment, net	163,348	127,572
Other assets:
Goodwill	347,840	274,931
Other intangible assets, net	423,258	256,082
Investment in life insurance	26,958	26,846
Operating lease assets	30,720	—
Other assets	16,248	8,143
Total assets	$1,553,624	$1,104,231

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$93,120	$81,635
Accrued expenses	141,618	107,217
Current maturities of long-term debt	12,668	8,892
Total current liabilities	247,406	197,744
Non-current liabilities:
Long-term debt, less current maturities	450,848	245,402
Deferred income taxes	17,210	12,032
Unrecognized tax benefits	6,563	3,591
Operating lease liabilities	28,066	—
Deferred compensation benefits, net of current portion	12,594	12,878
Other	5,328	372
Total non-current liabilities	520,609	274,275
Stockholders' equity	785,609	632,212
Total liabilities and stockholders' equity	$1,553,624	$1,104,231

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	November 30, 2019	November 24, 2018
Operating activities:
Net income	$14,068	$22,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,586	3,169
Amortization of intangible assets	3,614	2,659
Non-cash interest expense, net	1,023	—
Amortization of debt issuance costs	760	394
Last-in, first-out expense	332	597
Stock-based compensation	1,583	2,472
Deferred income taxes	731	382
Other, net	65	(570)
Change in assets and liabilities:
Receivables	27,906	23,748
Inventories	20,082	3,070
Prepaid expenses and other assets	(84)	68
Accounts payable	(4,214)	(799)
Income taxes and unrecognized tax benefits	3,217	(2,443)
Accrued expenses and other liabilities	6,364	(737)
Net cash provided by operating activities	79,033	54,171
Investing activities:
Purchases of property and equipment	(6,624)	(12,771)
Acquisition of business, net of cash acquired	(264,280)	(702)
Other, net	243	311
Net cash used in investing activities	(270,661)	(13,162)
Financing activities:
Borrowings on credit agreement	603,292	133,711
Repayments of credit agreement	(603,292)	(172,229)
Proceeds from issuance of convertible senior notes	300,000	—
Purchase of convertible note hedge	(70,800)	—
Proceeds from issuance of warrants	42,210	—
Payments of offering costs	(10,707)	—
Payments of cash dividends	(3,469)	(3,183)
Other, net	(1,709)	(948)
Net cash provided by (used in) financing activities	255,525	(42,649)
Net increase (decrease) in cash and cash equivalents	63,897	(1,640)
Cash and cash equivalents at beginning of period	37,431	2,342
Cash and cash equivalents at end of period	$101,328	$702

Supplement cash flow disclosure:
Income taxes paid, net	$(311)	$8,778
Interest paid	$5,193	$3,736
Non-cash transactions:
Issuance of Winnebago common stock for acquisition of business	$92,572	$—
Capital expenditures in accounts payable	$2,063	$145

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(in thousands, except unit data)

	Three Months Ended
	November 30, 2019	% of Revenues	November 24, 2018	% of Revenues	$ Change	% Change
Net revenues	$341,250		$292,833		$48,417	16.5%
Adjusted EBITDA	35,785	10.5%	30,828	10.5%	4,957	16.1%

	Three Months Ended
Unit deliveries	November 30, 2019	Product Mix(1)	November 24, 2018	Product Mix(1)	Unit Change	% Change
Travel trailer	6,336	59.8%	5,836	62.2%	500	8.6%
Fifth wheel	4,263	40.2%	3,549	37.8%	714	20.1%
Total towables	10,599	100.0%	9,385	100.0%	1,214	12.9%

	November 30, 2019		November 24, 2018		Change	% Change
Backlog(2)
Units	7,174		9,199		(2,025)	(22.0)%
Dollars	$242,853		$327,724		$(84,871)	(25.9)%
Dealer Inventory
Units	17,843		16,662		1,181	7.1%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorhome
(in thousands, except unit data)

	Three Months Ended
	November 30, 2019	% of Revenues	November 24, 2018	% of Revenues	$ Change	% Change
Net revenues	$225,891		$181,328		$44,563	24.6%
Adjusted EBITDA	9,331	4.1%	11,976	6.6%	(2,645)	(22.1)%

	Three Months Ended
Unit deliveries	November 30, 2019	Product Mix(1)	November 24, 2018	Product Mix(1)	Unit Change	% Change
Class A	399	21.2%	422	23.2%	(23)	(5.5)%
Class B	809	43.0%	719	39.5%	90	12.5%
Class C	674	35.8%	678	37.3%	(4)	(0.6)%
Total motorhomes	1,882	100.0%	1,819	100.0%	63	3.5%

	November 30, 2019		November 24, 2018		Change	% Change
Backlog(2)
Units	2,631		1,961		670	34.2%
Dollars	$384,201		$191,632		$192,569	100.5%
Dealer Inventory
Units	5,169		4,458		711	15.9%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation (Unaudited)
(in thousands, except per share data)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles Diluted income per share to Adjusted diluted income per share:

	Three Months Ended
(in thousands)	November 30, 2019	November 24, 2018
Diluted income per share (GAAP)	$0.44	$0.70
Pretax acquisition-related costs(1)	0.31	—
Pretax acquisition-related fair-value inventory step-up	0.03	—
Pretax non-cash interest expense(2)	0.03	—
Tax impact of adjustments(3)	(0.08)	—
Adjusted diluted income per share (Non-GAAP)	$0.73	$0.70

(1)	Represents transaction-closing costs.

(2)	Non-cash interest expense associated with the Convertible Notes issued related to our acquisition of Newmar.

(3)	Income tax charge calculated using the statutory tax rate for the U.S. of 21.0% for both periods presented.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
(in thousands)	November 30, 2019	November 24, 2018
Net income	$14,068	$22,161
Interest expense	6,049	4,501
Provision for income taxes	3,893	6,726
Depreciation	3,586	3,169
Amortization of intangible assets	3,614	2,659
EBITDA	31,210	39,216
Acquisition-related fair-value inventory step-up	1,176	—
Acquisition-related costs	9,950	—
Restructuring expenses	(172)	—
Non-operating income	(116)	(763)
Adjusted EBITDA	$42,048	$38,453

We have provided non-GAAP performance measures of Adjusted diluted income per share, EBITDA, and Adjusted EBITDA as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. Adjusted diluted income per share is defined as income per share adjusted for items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted diluted income per share and Adjusted EBITDA provides meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted income per share include acquisition-related costs, acquisition-related fair-value inventory step-up, non-cash interest expense, and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related fair-value inventory step-up, acquisition-related costs, restructuring expenses, and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with covenants and restricted activities under the terms of our debt agreements. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.